Exhibit 10.1

September 20, 2018

«Last_Name», «First_Name»

c/o Fluidigm Corporation

Re: Retention Bonus Exchange for RSUs Election

Dear «First_Name»,

On [_________], 2017, we offered you a retention incentive to continue your employment with Fluidigm Corporation (the “Company”). You are receiving this letter because you are eligible to exchange all or a portion of your cash retention incentive for restricted stock units (RSUs) as described below.

According to your retention incentive letter dated [______] (the “Retention Letter”), the Company agreed to pay you a lump sum cash amount of $«Total_Cash», less applicable withholdings (the “Retention Cash Bonus”), if you remain continuously employed with the Company or any subsidiary through January 1, 2019. If you earn the Retention Cash Bonus by remaining continuously employed through such date, it will be paid on the following regularly scheduled Company payroll date.

As part of our on-going efforts to manage the Company’s cash resources as effectively as possible, we are offering you an opportunity to receive, in exchange for all or a part of your Retention Cash Bonus, and prior to the date you would otherwise be entitled to receive your Retention Cash Bonus, fully vested restricted stock units (“RSUs”) issued by the Company (the “Offer”) having a value equal to at least 115% the amount of the Retention Cash Bonus that you elect to exchange, all as described in more detail below. The Offer election commences today (the “Commencement Date”) and will close at 1:00 p.m. (Pacific Time) on Friday, November 2, 2018 (the “Closing Date”). In order to participate in the Offer, your properly executed election (contained immediately following the signature page to this letter) must be received on or before 1:00 p.m. (Pacific Time) on the Closing Date. Elections received after 1:00 p.m. (Pacific Time) on the Closing Date will not be honored.

Specifically, if you accept this Offer, you will be eligible to receive RSUs, having an aggregate nominal share “value” on November 5, 2018, equal to at least 115% of the amount of the aggregate cash value of your Retention Cash Bonus that you exchange. For purposes of calculating the specific amount of RSUs you receive, the “value” of a Fluidigm share will be 85% of the lower of the closing price of one share of common stock on (i) the Commencement Date (September 20, 2018) or (ii) November 5, 2018. An example of this calculation based on certain assumptions can be found on the next page.

If you accept this Offer, you may exchange 25%, 50%, 75%, or 100% of your Retention Cash Bonus for RSUs issued under the Company’s 2011 Equity Incentive Plan (the “Plan”). If the number of RSUs you are entitled to receive in the Offer, determined by dividing the cash amount of your Retention Cash Bonus that you elect to exchange by the value of a Fluidigm share determined in accordance with the Offer, is not a whole number, the number of RSUs you receive will be rounded up to the next whole number and no fractional RSUs will be issued.

If you accept this Offer, we expect the RSUs will be granted on November 5, 2018, at which time they would be fully vested and then settled shortly thereafter in accordance with the Company’s policies. Because the vesting will likely occur in an open trading window for insider trading purposes, we anticipate you will be able to sell, subject to withholding obligations, all or a portion of the shares you receive in connection with the Offer. While we currently believe the vesting and settlement will occur in an open trading window, we cannot guarantee it, and all trades will remain subject our Insider Trading Policy, including pre-clearance requirements if you are on the pre-clearance list. If you plan to accept this Offer and need assistance understanding your obligations under the Insider Trading Policy or submitting pre-clearance prior to settlement of the RSUs and issuance of related to shares to your account, please check with Brett Atkins or Nick Khadder in the Company’s legal department, well in advance of November 5, 2018, for assistance.

Assuming that you elect to exchange $1,000 of your Cash Retention Bonus in the Offer, the examples below demonstrate how the value of a share will be determined for the purposes of calculating how many RSUs you will receive in the Offer:

	Exchange of $1,000 Cash Retention Bonus
	Example 1	Example 2
Assumptions
Commencement Date FLDM Price	$7.20	$7.20
November 5, 2018 FLDM Price	$7.50	$7.00

Calculations
Gross Cash Retention Bonus, prior to tax withholding	$1,000	$1,000
÷ 85% of the lower of Commencement Date FLDM Price or the November 5, 2018 FLDM Price	$6.12	$5.95
= Gross RSUs Awarded, prior to tax withholding and rounded up to nearest share	164	169
November 5, 2018 Value of RSU	$1,230	$1,183
November 5, 2018 Value as % of Original Cash Retention Bonus	123.0%	118.3%

Please see Exhibit A for a description of the material tax consequences of participating in the Offer and Exhibit B for certain risk factors that you should consider in making your election.

Notwithstanding your election below, if the number of RSUs issuable under this Offer exceeds the Company’s anticipated budget, then the Company reserves the authority to reduce the RSUs issuable to you in as uniform a manner as practicable and as it determines in its sole discretion to be equitable among all participants in the Offer. If your election is reduced under this paragraph, then you will be paid cash for the value of any such reduction.

If you accept this Offer, the terms of your Retention Letter will be modified only as set forth above. If you do not accept this Offer, the terms of your Retention Letter will not be modified in any way. Please note that nothing in this letter shall be construed as a guarantee of a right to employment, and your employment will continue to be “at will”, as described in your original offer letter. Except as otherwise provided herein or previously amended, your original offer letter shall remain in full force and effect. If the terms of this letter contradict the terms of your Retention Letter, the terms of this letter will control. This letter may be amended only by a written agreement signed by you and an authorized officer of the Company (or any successor of the Company or the applicable subsidiary). The letter will be governed by the internal substantive laws, but not the choice of law rules, of California.

Sincerely,

FLUIDIGM CORPORATION

Chris Linthwaite
Chief Executive Officer

cc:	Angela Peters
Vice President, Global Human Resources

Nick Khadder
Senior Vice President, General Counsel

In order to participate in the proposed exchange, you must return the attached election form, properly completed, no later than 1:00 p.m. (Pacific Time) on Friday, November 2, 2018.

RETENTION BONUS ELECTION FORM

INSTRUCTIONS:

To participate in the proposed exchange, indicate your election below and return an executed PDF by email as follows:

Email: ___________________

Deadline: 1:00 p.m. (Pacific Time) on, Friday, November 2, 2018

Questions: Contact _______________________

ELECTION:

I elect to exchange the following portion of my Retention Cash Bonus:

☐       I wish to exchange 25% of the cash value of my Retention Cash Bonus.

☐       I wish to exchange 50% of the cash value of my Retention Cash Bonus.

☐       I wish to exchange 75% of the cash value of my Retention Cash Bonus.

☐       I wish to exchange 100% of the cash value of my Retention Cash Bonus.

__________________________________________

Employee Signature:

«First_Name» «Last_Name»

Name (printed):

__________________________________________

Date

Exhibit A

Material U.S. Tax Consequences for Participating in the Offer

The following discussion is intended only as a summary of the general United States income tax laws in effect as of August 2018 that apply to restricted stock units granted under the Company’s 2011 Equity Incentive Plan (the “Plan”). However, your federal, state, and local tax consequences will depend upon your individual circumstances. Accordingly, we strongly advise you to seek the advice of a qualified tax adviser regarding your participation in the Offer. Also, if you are not a United States taxpayer, the taxing jurisdiction or jurisdictions that apply to you will determine the tax effect of your participation in the Offer.

Please also review the Company’s prospectus of the Plan available to you on the Company’s intranet.

If you participate in the Offer, you generally will recognize ordinary income when RSUs vest and the underlying shares are delivered to you (which vesting and delivery will be on or about the same day). The amount of ordinary income you recognize will equal the fair market value of the shares on the Vesting Date. If you were an employee at the time you were granted the award, such ordinary income generally is subject to withholding of income and employment taxes.

In accordance with the terms of the Plan and your restricted stock unit award agreement, the Company’s withholding obligations with respect to such ordinary income will be satisfied by the Company withholding from the number of shares otherwise deliverable to you a number of shares sufficient to pay such withholding obligations. No fractional shares will be retained to satisfy any portion of the Company’s withholding obligations.

Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon whether you held the shares for more than one year.

The Company strongly advises you to seek the advice of a qualified tax adviser regarding this offer and your receipt of restricted stock units.

A-1

Exhibit B

Risk Factors

Participating in the proposed retention bonus exchange offer involves a number of risks and uncertainties related to the acquisition and ownership of shares of our common stock, including those described below. We encourage you to review these risks and consider them carefully before agreeing to participate in the exchange.

___________________________

You may not be able to sell shares you receive as part of the retention bonus exchange at a price equal to the value of the shares at the time the stock-based retention bonus is calculated. Among other factors, the trading volume of our common stock on the Nasdaq Stock Exchange is low, and substantial sales by employees or other stockholders following completion of the exchange offer may adversely affect the trading price of our common stock.

We cannot provide any assurance that the value of the common stock you receive in the exchange offer will be, at the time you attempt to sell the shares, equal to or greater than the cash value of your retention bonus if you had not participated. Although we have attempted to structure the exchange offer in such a way that the shares will be available to you immediately after completion of the exchange offer and that our trading window will be open, we could experience administrative delays associated with the settlement of the shares in our stock administration systems and your ability to sell. Moreover, our common stock trades in relatively limited volumes on the Nasdaq Stock Exchange with an average daily volume of approximately 167,000 shares over the three month period ending August 16, 2018 and with only 52,000 shares actually traded on August 16, 2018. Limited trading volumes can create substantial volatility in share prices based on buying and selling activity, and our stock price can decline substantially when we experience greater-than-normal selling volumes. We expect a substantially larger number of shares than 167,000 to become available for trade at the end of the retention bonus exchange offer period, which could have an adverse impact on the trading price of our common stock. The attached disclosures provide you information on the potential premium to the nominal cash value of your award based on the closing price of our stock in Nasdaq trading on November 5, 2018. The price of our common stock at the time you elect to sell could be higher than or lower than the effective price on November 5, 2018. If the price at the time of sale is lower, the amount you realize could be less than the cash value of your bonus award.

___________________________

In addition, ownership of shares of our common stock is subject to substantial risks and uncertainties relating to our business, operating results, and financial condition. The occurrence of any of these risks could affect the actual realized value of the shares you receive as a result of participating in the bonus exchange. These risks and uncertainties include, among other factors, substantial quarter-to-quarter variability in our revenues and operating results, our history of material operating losses, our outstanding indebtedness, our potential need for additional financing, and substantial competition in the markets in which we operate. These and other risks affecting our business, operating results, and financial condition are set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, in each case as filed with the United States Securities and Exchange Commission (SEC). Our Form 10-K and Form 10-Q can be accessed from the SEC’s website by typing “Fluidigm” in the Company Search Box located at the following link: https://www.sec.gov/edgar/searchedgar/companysearch.html. In addition, these documents may be accessed at Fluidigm’s Investor Relations web page at the following address: http://investors.fluidigm.com/sec-filings.

B-1